Exhibit 4.5

Stephen Burns
c/o AMP Holding Inc.
100 Commerce Boulevard
Loveland, Ohio 45140

July 10, 2012

AMP Holding Inc.
100 Commerce Boulevard
Loveland, Ohio 45140

Attention: Richard J. Calme, CFO

Re:
Promissory Notes (the “Notes”) dated September 29, 2011 in the amount of $62,000, December 31, 2011 in the amount of $200,000, May 30, 2012 in the amount of $12,250, May 31, 2012 in the amount of $15,000 and June 5, 2012 in the amount of $100,000 between AMP Holding Inc. (“Maker”) and Stephen Burns (“Holder”)

Dear Mr. Taylor:

Reference is hereby made to the Notes.  Please be advised that I wish to convert the aggregate amount owed to me under the Notes to the Secured Convertible Debenture (the “Debenture”) attached hereto as Exhibit A.  Enclosed is the fully executed Securities Purchase Agreement and Security Agreement. Please deliver the standard debenture and warrant together with the countersigned Securities Purchase Agreement and Security Agreement.

I kindly request that you execute this letter below indicating that you agree with the above.

Sincerely,

/s/Stephen Burns
Stephen Burns

AGREED AND ACKNOWLEDGED:

AMP Holding Inc.

By: Richard J. Calme
Name: Richard J. Calme
Title: Acting Chief Financial Officer